Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Barrett Opportunity Fund Inc.

We consent to the use of our report with respect to Barrett Opportunity Fund Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 22, 2010